AVIS BUDGET GROUP REPORTS FIRST QUARTER 2017 RESULTS

•	Revenue declined 2% in the first quarter, to $1.8 billion.

•	Net loss was $107 million and Adjusted EBITDA loss was $27 million.

•	Diluted loss per share was $1.25, and adjusted diluted loss per share was $0.94.

•	Company updates its 2017 Adjusted EBITDA and adjusted earnings per share estimates.

PARSIPPANY, N.J., May 3, 2017 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its first quarter ended March 31, 2017. For the quarter, the Company reported revenue of $1.8 billion and a net loss of $107 million, or $1.25 per share. The Company reported an Adjusted EBITDA loss of $27 million and an adjusted net loss of $81 million, or $0.94 per diluted share, in the quarter.

“Our first quarter results reflect higher-than-expected fleet costs, continued pricing pressures and a shift of Easter traffic to the second quarter,” said Larry De Shon, Avis Budget Group Chief Executive Officer. “We have taken meaningful actions to reduce costs by more than $50 million to mitigate the effects of weak vehicle residual values. We are optimistic that our results will be stronger over the balance of the year as used-car values began to improve near the end of the quarter and our strategic initiatives continue to gain momentum.”

Executive Summary
Revenue declined 2% in first quarter 2017 primarily due to a 5% decline in pricing partially offset by a 3% increase in rental days. Our first quarter net loss was $107 million, and our Adjusted EBITDA loss was $27 million. Results were impacted by lower pricing and higher per-unit fleet costs in the Americas, and by the shift in Easter from March last year to April this year.

Business Segment Discussion
The following discussion of first quarter operating results focuses on revenue and Adjusted EBITDA for each of our segments. Revenue and Adjusted EBITDA are expressed in millions.

Americas

	2017	2016	% change
Revenue	$1,314	$1,364	(4%)
Adjusted EBITDA	$(20)	$63	NM

Revenue declined 4% primarily due to a 1% increase in rental days (despite leap-year effects) offset by a 4% decline in pricing. Per-unit fleet costs increased 7%, to $333 per month. Adjusted EBITDA decreased to a $20 million loss primarily due to lower revenue and higher per-unit fleet costs.

International

	2017	2016	% change
Revenue	$525	$517	2%
Adjusted EBITDA	$7	$1	NM

Revenue increased 2% due to a 7% increase in volume, largely driven by the acquisition of France Cars, partially offset by a 6% decrease in pricing, including a 2% negative impact from currency movements. Per-unit fleet costs decreased 3%, to $215 per month, principally due to currency effects. Adjusted EBITDA increased to $7 million, including a $16 million favorable impact from currency, offset by the negative impact of Easter moving out of the first quarter.

Other Items

Share Repurchases - The Company repurchased 1.5 million shares of its common stock, or 2% of its shares outstanding, at a cost of $50 million in the first quarter.

Debt Refinancing - In March, the Company completed a €250 million offering of Senior Notes due 2025 with an interest rate of 4.5% and amended its senior credit facility, including a $188 million increase in outstanding term loans. Proceeds from these borrowings were used in April to redeem all of the Company’s outstanding euro-denominated 6% Senior Notes due 2021 and will be used in June to redeem all of the Company’s outstanding Floating Rate Senior Notes due 2017.

Cost-Saving Actions - In light of the difficult operating environment we faced in the first quarter, we launched a series of cost-saving and restructuring actions throughout our organization. As a result, we expect to generate more than $50 million in savings this year, while continuing to invest in the customer experience we provide.

Outlook
Our full-year 2017 outlook includes non-GAAP financial measures. The Company believes that it is impracticable to provide a reconciliation to the most comparable GAAP measures due to the forward-looking nature of these forecasted adjusted earnings metrics and the degree of uncertainty associated with forecasting the reconciling items and amounts. The Company further believes that providing estimates of the amounts that would be required to reconcile the forecasted adjusted measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors. The after-tax effect of reconciling items could be significant to the Company’s future quarterly or annual results.

The Company today updated its estimated full-year 2017 results. The Company expects:

•
Full-year 2017 revenue will increase 2% to 3%, to $8.8 to $8.95 billion. Movements in currency exchange rates are currently expected to negatively impact revenue growth by approximately $75 million. In the Company’s Americas segment, rental days are expected to increase 2% to 3%, and pricing is expected to decrease 1% to 2%, with no significant impact from currency exchange rates. In the Company’s International segment, revenue is expected to grow 4% to 7%, including a 3% negative impact from currency exchange rates.

•
Total Company per-unit fleet costs are expected to be $285 to $295 per month in 2017, compared to $285 in 2016. In the Company’s Americas segment, per-unit fleet costs are expected to be $317 to $327, an increase of 2% to 5% compared to $311 in 2016. In the Company’s International segment, per-unit fleet costs are expected to be $214 to $224 per month, compared to $227 per month in 2016, including a 3% decrease from currency exchange rates.

•
Adjusted EBITDA is expected to be $800 million to $880 million, compared to $838 million in 2016, including an approximately $15 million positive year-over-year impact from movements in currency exchange rates.

•	Interest expense related to corporate debt will be approximately $200 million.

•	Non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets) will be approximately $205 million.

•	Adjusted pretax income will be $395 million to $475 million.

•	The Company’s effective tax rate applicable to adjusted pretax income will be approximately 38%.

•	The Company’s diluted share count will be 84 million to 86 million, compared to 93.3 million in 2016, including the effect of repurchasing stock in 2017.

Based on these expectations, the Company estimates that its 2017 adjusted diluted earnings per share will be $2.85 to $3.50, an increase of 8% at the midpoint. Such estimate includes a positive impact from currency exchange rates of approximately 10 cents per share. The Company continues to expect that it will generate $450 to $500 million of adjusted free cash flow in 2017, and that it will repurchase $300 million or more of common stock this year.

Investor Conference Call
Avis Budget Group will host a conference call to discuss first quarter results and its outlook on May 4, 2017, at 8:30 a.m. (ET). Investors may access the call and supporting presentation materials at ir.avisbudgetgroup.com or by dialing (630) 395-0021 and providing the participant passcode 2995545. Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on May 4 until 10:00 p.m. (ET) on May 18 at (402) 998-0968.

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “forecast” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our outlook, future results, future fleet costs, acquisition synergies, cost-saving initiatives and future share repurchases are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate acquired businesses, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost of new vehicles, manufacturer recalls and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles, which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any change in travel demand, including changes in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, our ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, governmental or regulatory inquiries or investigations involving the Company, changes in tax or other regulations, changes to our share repurchase plans, risks related to acquisitions, and our ability to accurately estimate our future results and implement our strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2016 included under headings such as “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes financial measures such as Adjusted EBITDA and adjusted free cash flow, as well as metrics that exclude certain items that are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1, Table 4 and Table 5 of this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, adjusted free cash flow, adjusted pretax income, adjusted net income and adjusted diluted earnings per share are net income (loss), net cash provided by operating activities, income (loss) before income taxes, net income (loss) and diluted (loss) earnings per share, respectively. The Company quantifies foreign currency translation impacts on the Company’s results by translating the current period’s non-U.S.-dollar-denominated results using the currency exchange rates of the prior period of comparison plus any related gains and losses on currency hedges.

Contacts
Media Contact:	Investor Contact:
Alice Pereira	Neal Goldner
(973) 496-3916	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #
Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(In millions, except per share data)

	Three Months Ended March 31,
	2017	2016	% Change
Income Statement and Other Items
Net revenues	$1,839	$1,881	(2%)
Loss before income taxes	(165)	(86)	*
Net loss	(107)	(51)	*
Loss per share - Diluted	(1.25)	(0.53)	*

Adjusted Earnings Metrics (non-GAAP) (A)
Adjusted EBITDA	(27)	44	*
Adjusted pretax loss	(125)	(52)	*
Adjusted net loss	(81)	(27)	*
Adjusted loss per share - Diluted	(0.94)	(0.28)	*

	As of
	March 31, 2017	December 31, 2016
Balance Sheet Items
Cash and cash equivalents	$923	$490
Vehicles, net	11,486	10,464
Debt under vehicle programs	9,501	8,878
Corporate debt	3,980	3,523
Stockholders’ equity	141	221

Segment Results
	Three Months Ended March 31,
	2017	2016	% Change
Net Revenues
Americas	$1,314	$1,364	(4%)
International	525	517	2%
Corporate and Other	—	—	*
Total Company	$1,839	$1,881	(2%)

Adjusted EBITDA (A)
Americas	$(20)	$63	*
International	7	1	*
Corporate and Other	(14)	(20)	*
Total Company	$(27)	$44	*

_______
*	Not meaningful.
(A)
See Table 5 for definitions and reconciliations of non-GAAP measures. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $7 million and $13 million in first quarter 2017 and 2016, respectively.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended March 31,
	2017	2016
Revenues
Vehicle rental	$1,286	$1,328
Other	553	553
Net revenues	1,839	1,881

Expenses
Operating	1,049	1,040
Vehicle depreciation and lease charges, net	504	463
Selling, general and administrative	262	269
Vehicle interest, net	64	65
Non-vehicle related depreciation and amortization	63	61
Interest expense related to corporate debt, net:
Interest expense	49	50
Early extinguishment of debt	3	—
Restructuring expense	7	15
Transaction-related costs, net	3	4
Total expenses	2,004	1,967

Loss before income taxes	(165)	(86)
Benefit from income taxes	(58)	(35)
Net loss	$(107)	$(51)

Loss per share
Basic	$(1.25)	$(0.53)
Diluted	$(1.25)	$(0.53)

Weighted average shares outstanding
Basic	85.7	96.3
Diluted	85.7	96.3

Table 3
Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended March 31,
	2017	2016	% Change

Americas

Rental Days (000’s)	23,297	23,120	1%
Time and Mileage Revenue per Day (A)	$37.76	$39.34	(4%)
Average Rental Fleet	365,426	358,229	2%

International

Rental Days (000’s)	10,150	9,467	7%
Time and Mileage Revenue per Day (B)	$30.36	$32.16	(6%)
Average Rental Fleet	163,404	148,718	10%

Total

Rental Days (000’s)	33,447	32,587	3%
Time and Mileage Revenue per Day	$35.51	$37.26	(5%)
Average Rental Fleet	528,830	506,947	4%
_______
Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies. Amounts exclude U.S. truck rental and Zipcar transactions.

(A)	Changes in currency exchange rates had no impact in the three months ended March 31, 2017.
(B)	Changes in currency exchange rates had a 2% negative impact in the three months ended March 31, 2017.

Table 4

Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND ADJUSTED FREE CASH FLOWS
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Three Months Ended March 31, 2017
Operating Activities
Net cash provided by operating activities	$447

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(40)
Net cash used in investing activities of vehicle programs	(932)
Net cash used in investing activities	(972)

Financing Activities
Net cash provided by financing activities exclusive of vehicle programs	379
Net cash provided by financing activities of vehicle programs	571
Net cash provided by financing activities	950

Effect of changes in exchange rates on cash and cash equivalents	8
Net change in cash and cash equivalents	433
Cash and cash equivalents, beginning of period	490
Cash and cash equivalents, end of period	$923

CONSOLIDATED SCHEDULE OF ADJUSTED FREE CASH FLOWS (A)

Three Months Ended March 31, 2017
Loss before income taxes	$(165)
Add-back of non-vehicle related depreciation and amortization	63
Add-back of debt extinguishment costs	3
Add-back of transaction-related costs	3
Working capital and other	54
Capital expenditures	(42)
Tax payments, net of refunds	(12)
Vehicle programs and related (B)	144
Adjusted Free Cash Flow	48

Acquisition and related payments, net of acquired cash	—
Borrowings, net of debt repayments	447
Transaction-related payments	(2)
Repurchases of common stock	(61)
Foreign exchange effects, financing costs and other	1
Net change in cash and cash equivalents (per above)	$433

_______
(A)	See Table 5 for a description of Free Cash Flow.
(B)	Includes vehicle-backed borrowings (repayments) that are incremental to amounts required to fund incremental (reduced) vehicle and vehicle-related assets.

RECONCILIATION OF ADJUSTED FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Three Months Ended March 31, 2017
Adjusted Free Cash Flow (per above)	$48
Investing activities of vehicle programs	932
Financing activities of vehicle programs	(571)
Capital expenditures	42
Proceeds received on asset sales	(2)
Change in restricted cash	—
Transaction-related payments	(2)
Net cash provided by operating activities (per above)	$447

Table 5
Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.
DEFINITIONS
Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs, charges for unprecedented personal-injury legal matters and income taxes. Charges for unprecedented personal-injury legal matters are recorded within operating expenses in our consolidated statement of operations. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses and in comparing our results from period to period. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. Adjusted EBITDA is also a component in the determination of management's compensation. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted Earnings Metrics
The accompanying press release and tables present adjusted pretax income (loss), adjusted net income (loss) and adjusted diluted earnings (loss) per share for the three months ended March 31, 2017 and 2016, which exclude certain items. We believe that these measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring expense, transaction-related costs, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business less a provision for income taxes derived utilizing applicable statutory tax rates for each item.

Reconciliations of net loss, loss before income taxes and diluted loss per share to Adjusted EBITDA and our adjusted earnings metrics are as follows:

		Three Months Ended March 31,
Reconciliation of net loss to Adjusted EBITDA:		2017	2016

	Net loss	$(107)	$(51)
	Benefit from income taxes	(58)	(35)
	Loss before income taxes	(165)	(86)

	Add certain items:
	Acquisition-related amortization expense	14	15
	Restructuring expense	7	15
	Transaction-related costs, net	3	4
	Early extinguishment of debt	3	—
	Charges for legal matter	13	—
	Adjusted pretax loss	(125)	(52)

Add:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	49	46
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	49	50
	Adjusted EBITDA	$(27)	$44

Reconciliation of net loss to adjusted net loss:

	Net Loss	$(107)	$(51)
	Add certain items, net of tax:
	Acquisition-related amortization expense	9	10
	Restructuring expense	5	11
	Transaction-related costs, net	2	3
	Early extinguishment of debt	2	—
	Charges for legal matter	8	—
	Adjusted net loss	$(81)	$(27)

	Loss per share - Diluted	$(1.25)	$(0.53)

	Adjusted diluted loss per share	$(0.94)	$(0.28)

	Shares used to calculate adjusted diluted loss per share	85.7	96.3

Adjusted Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs and transaction-related costs. We believe that Adjusted Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Adjusted Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Adjusted Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Adjusted Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.